As filed with the Securities and Exchange Commission on November 30, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOUTHWESTERN ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware	71-0205415
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

10000 Energy Drive

Spring, Texas 77389

(832) 796-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Southwestern Energy Company 401(k) Savings Plan

(Full Title of the Plan)

John C. Ale

Senior Vice President, General Counsel and Secretary

10000 Energy Drive

Spring, Texas 77389

(832) 796-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Ryan J. Maierson

John M. Greer

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

(713) 546-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, $0.01 par value per share	750,000	$4.93	$3,697,500	$448.14

(1)

This Registration Statement registers common stock, $0.01 par value per share (“Common Stock”), of Southwestern Energy Company (the “Company” or “Registrant”) that may be offered and sold pursuant to the Southwestern Energy Company 401(k) Savings Plan (the “Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover such indeterminate number of additional shares of Common Stock that become issuable under the Plan pursuant to terms designed to prevent dilution resulting from stock splits, stock dividends, recapitalization or similar adjustments of the outstanding shares of Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)

Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(c) under the Securities Act, based upon the average of the high and low prices of a share of Common Stock of the Company as reported on the New York Stock Exchange on November 29, 2018.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Southwestern Energy Company (the “Company”) will provide all participants in the Southwestern Energy Company 401(k) Savings Plan (the “Plan”) with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the note to Part I of Form S-8 and Rule 428 of the Securities Act, the Company has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this registration statement on Form S-8 (this “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents which have been filed (or will be filed) by the Company with the Commission are incorporated by reference in this Registration Statement:

(1)        Southwestern Energy Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 as filed with the Commission on March 1, 2018;

(2)        Southwestern Energy Company’s Quarterly Reports on Form 10-Q for the fiscal periods ended March 31, 2018, June 30, 2018 and September 30, 2018, as filed with the Commission on May 7, 2018, August 2, 2018 and October 25, 2018;

(3)        Southwestern Energy Company’s Current Reports on Form 8-K and Amended Current Reports on Form 8-K/A filed with the Commission on February 26, 2018, March 8, 2018, March 9, 2018, April 27, 2018, May 25, 2018, June 27, 2018, September 4, 2018, September 18, 2018 and October 2, 2018;

(4)        The description of the Company’s company stock contained in the Registration Statement on Form 8-A dated October 23, 1981, as amended by Amendment No. 1 filed with the Company’s Current Report on Form 8-K dated July 8, 1993 and Amendment No. 2 filed with the Company’s Current Report on Form 8-K/A dated August 3, 2006;

(5)        Southwestern Energy Company 401(k) Savings Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2017, as filed with the Commission on June 22, 2018; and

(6)        All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report.

In addition, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Nothing in this Registration Statement shall be deemed to incorporate any information provided in these documents that is furnished (rather than filed) or is otherwise not deemed to be filed under applicable Commission rules.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Under Article SEVENTH of Southwestern Energy Company’s certificate of incorporation, Southwestern Energy Company will indemnify its directors and officers to the fullest extent authorized or permitted by law, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of Southwestern Energy Company and shall inure to the benefit of his or her heirs, executors and personal and legal representatives.

Southwestern Energy Company maintains directors’ and officers’ reimbursement and liability insurance pursuant to standard form policies. The risks covered by such policies include certain liabilities under the securities laws.

Section 9.14 of the Plan provides that, in addition to any other applicable provisions for indemnification, the Employers, and each of them, shall indemnify each individual who is an officer, director or Employee of the Employer who may be called upon or designated to perform duties or to exercise authority or responsibility with respect to the Plan and shall save and hold him or her harmless from any and all claims, damages, and other liabilities, including without limitation all expenses (including attorneys’ fees and costs), judgments, fines and amounts paid in settlement and actually and reasonably incurred by him or her in connection with any action, suit or proceeding, resulting from his or her alleged or actual breach of such duties, authority or responsibility, whether by negligence, gross negligence or misconduct, to the maximum extent permitted by law; provided, however, that this indemnification shall not apply to an individual if a court of competent jurisdiction finally determines that such individual has actually breached his or her fiduciary duties to the Plan or engaged in a prohibited transaction involving Plan assets, unless (i) the individual concerned acted in good faith and in a manner he or she reasonably believed not opposed to the best interests of the Plan, and (ii) with respect to a criminal action or proceeding, the individual also did not have reasonable cause to believe his or her conduct was unlawful. (Capitalized terms as defined in the Plan.)

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to the Exhibit Table in Item 601 of Regulation S-K):

4.1	Form of Specimen Certificate Representing Common Stock

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.2	Consent of Netherland Sewell and Associates, Inc.

23.3	Consent of Grant Thornton LLP

23.4	Consent of Weaver and Tidwell, L.L.P.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Act of 1934), that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Specimen Certificate Representing Common Stock (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K/A dated August 3, 2006 (File No. 1-08246))

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.2*	Consent of Netherland Sewell and Associates, Inc.

23.3*	Consent of Grant Thornton LLP

23.4*	Consent of Weaver and Tidwell, L.L.P.

24.1*	Powers of Attorney (included in the signature page to this Registration Statement)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Southwestern Energy Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spring, State of Texas, on this 30th day of November, 2018.

SOUTHWESTERN ENERGY COMPANY

By:	/s/ William J. Way
William J. Way
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William J. Way and Julian Bott, or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to file and sign any and all amendments, including post-effective amendments and any registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act, to this registration statement, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof. This power of attorney shall be governed by and construed with the laws of the State of Delaware and applicable federal securities laws.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the registrant in the capacities and on the 30th day of November, 2018.

Signature	Title

/s/ William J. Way	President, Chief Executive Officer and Director
William J. Way	(Principal Executive Officer)

/s/ Julian Bott	Executive Vice President and Chief Financial Officer
Julian Bott	(Principal Financial Officer)

/s/ Colin P. O’Beirne	Vice President, Controller
Colin P. O’Beirne	(Principal Accounting Officer)

/s/ John D. Gass	Director
John D. Gass

/s/ Catherine A. Kehr	Director
Catherine A. Kehr

/s/ Greg D. Kerley	Director
Greg D. Kerley

/s/ Gary P. Luquette	Director
Gary P. Luquette

/s/ Jon A. Marshall	Director
Jon A. Marshall

/s/ Patrick M. Prevost	Director
Patrick M. Prevost

/s/ Terry W. Rathert	Director
Terry W. Rathert

/s/ Anne Taylor	Director
Anne Taylor